Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com

APPLIX REPORTS REVENUE INCREASE AND PROFIT FOR FIRST QUARTER 2005
— Company reaffirms full year revenue and profitability guidance —

WESTBOROUGH, Mass. – April 28, 2005 – Applix, Inc. (Nasdaq: APLX), a global provider of Business Performance Management (BPM) and Business Intelligence (BI) software solutions, today reported that revenue for the quarter ended March 31, 2005 was $7.65 million, a 4 percent increase over total revenue of $7.38 million in the first quarter of 2004. License revenue for the first quarter of 2005 was $3.45 million, compared to $3.77 million for the same period a year ago.

Net income for the first quarter of 2005 was $611,000, or $0.04 per diluted share, compared to a net income of $738,000, or $0.05 per diluted share, for the year ago period.

David C. Mahoney, President and Chief Executive Officer of Applix, said, “Coming off such a strong fourth quarter in which we achieved record analytics license revenue, and facing traditional quarterly variability, we experienced a larger drop in first quarter license revenue than in the past. In addition, our efforts to pursue larger deal sizes, consistent with our overall strategy, resulted in longer closing cycles and the slippage of a few large deals. Nonetheless, we remain focused on our strategic initiatives and are confident that we will achieve our annual growth objectives. We are continuing to strengthen our field operations, particularly in North America, to better enable them to drive larger deals to closure, and we expect the actions we have taken will produce improved results going forward. As a result of our increased marketing investments in lead generation, our pipeline continued to get stronger and now includes more six-figure opportunities than ever before. Our visibility has increased significantly and our value proposition to customers has been repeatedly reinforced by market analysts. We remain confident of the compelling appeal of Applix’s TM1 software, both as a stand-alone platform for building BPM software and for tackling some of the most challenging analytic problems involving massive amounts of data and complex models. We continue to face some remaining challenges in our business transition, but we are confident that we are on the right track to successfully complete that task.”

First Quarter Business Highlights

•	Applix continued to build its customer base by adding more organizations that are realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations through the TM1 BPM platform, such as UBS AG, MMAG Mautner Markhof AG, Chlorine Engineers Corp, BOC Gases, Robert Morris University and ACT Health.

•	Applix added Solution Partners Systech Solutions and Think Systems and integration partners Zalesia, Issue Holdings, eVerge, Itelligrate and ADS Bilek.

•	In response to customer feedback, Applix announced enhancements to its TM1 platform, adding more sophisticated planning and reporting functionality.

•	An annual survey of BPM customers, the BPM Pulse Survey, revealed that TM1 customers were the most satisfied of all BPM users.

•	Applix established the TM1 Center of Excellence to advance best practices in the usages of our products to address the needs of BI and BPM.

•	Applix customer Barclaycard was a winner in the prestigious U.K. National Business Awards for 2004 for its use of TM1 to prevent fraud.

After the close of the quarter, Applix announced that Intelligent Enterprise Magazine had selected Applix as a “Company to Watch” in 2005, reflecting the technical capabilities of TM1 as well as the company’s leadership in the business performance space.

Total operating expenses for the first quarter of 2005 totaled $5.97 million compared to $5.51 million in the year ago quarter, reflecting higher expenditures for field sales and marketing operations, including lead generation activities, offset by previously-announced savings secured through lease restructurings negotiated in 2003 and 2004. Included in the first quarter 2005 expenses was approximately $80,000 in legal costs associated with the previously-announced investigation by the Securities & Exchange Commission.

Milt Alpern, Chief Financial Officer of Applix, commented, “We are pleased that the cost control measures taken in prior years enabled us to continue to be profitable despite the revenue seasonality and deal slippage we experienced in the past quarter. In addition, we continued to generate cash at a strong rate, which will enable us to continue to invest in our business moving forward.”

First Quarter Financial Highlights

•	Cash and short term investments totaled $20.34 million at 3/31/05, up from $15.92 million at 12/31/04 and $12.66 million a year ago.

•	Gross margin for the first quarter of 2005 was 87.2%, up from 83.4% in the first quarter of 2004, but down slightly from the record 91.3% in the fourth quarter of 2004.

•	Days sales outstanding was 52 days at 3/31/05, down from 59 days at 12/31/04, and slightly lower than the Company’s targeted 55-60 days.

•	Average license deal size for transactions over $20,000 was between $45,000 - $50,000 and the number of +$100,000 license transactions was five.

Business and Financial Outlook for 2005

Applix is reiterating the guidance it provided on February 3, 2005 for fiscal year 2005. The company is targeting top-line revenue growth of approximately 20-30% for 2005, producing total revenues of between $37-40 million and license revenue growth of approximately 30-40%, producing total license revenues between $21-23 million. The company expects to achieve net income levels of 13-16% of total revenues in 2005, not including the impact of foreign exchange. Lastly, the company is targeting North American license revenues to be contributing 50% of total license revenues by the end of 2005. Net income exclusive of foreign exchange impact is a non-GAAP financial measure within the meaning of applicable SEC regulations. Applix is presenting this measure because it is currently unable to estimate the amount of foreign exchange gains or losses for 2005, and it believes that presenting net income excluding this item nonetheless presents investors with meaningful information about the company’s projected operating performance for 2005.

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the first quarter results tomorrow morning, Friday, April 29, 2005 at 8:30 am EDT. To access the call, please dial 1-800-256-0241, using the confirmation code 19546864. Internationally, the call may be accessed by dialing 1-617-847-8704, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

About Applix

Applix (Nasdaq: APLX) is a global provider of Business Performance Management and Business Intelligence solutions. These solutions, based on Applix’s TM1 analytics platform, enable the continuous planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org), and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace.

More than 2,000 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and by a global network of partners, TM1-based solutions help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit http://www.applix.com.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk Factors.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

©2005 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

###

Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Software license	$3,447	$3,767
Professional services and maintenance	4,201	3,616

Total revenues	7,648	7,383

Cost of revenues	981	1,229

Gross margin	6,667	6,154

Operating expenses:
Sales and marketing	3,395	2,513
Product development	1,151	1,326
General and administrative (includes $15 of stock-based compensation for the three months ended March 31, 2005 and 2004, respectively)	1,361	1,608
Amortization of an acquired intangible asset	63	63

Total operating expenses	5,970	5,510

Operating income	697	644

Non-operating (expense) income:
Interest and other (expense) income, net	(40)	121

Income before income taxes:	657	765
Provision for income taxes	46	27

Net income	$611	$738

Net income per share, basic and diluted:
Net income per share, basic	$0.04	$0.05
Net income per share, diluted	$0.04	$0.05

Weighted average number of shares outstanding:
Basic	14,456	13,466
Diluted	16,417	15,010

Applix, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	March 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$17,362	$15,924
Short-term investments	2,976	—
Accounts receivable, net	4,412	6,171
Other current assets	1,702	1,703

Total current assets	26,452	23,798

Restricted cash	400	400
Property and equipment, net	557	580
Intangible asset, net	500	562
Other assets	679	687
Goodwill	1,158	1,158

TOTAL ASSETS	$29,746	$27,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$893	$795
Accrued expenses	4,999	5,177
Accrued restructuring expenses, current portion	77	112
Deferred revenues	8,816	8,421

Total current liabilities	14,785	14,505

Accrued restructuring expenses, long term portion	241	261
Other long term liabilities	157	181

Total liabilities	15,183	14,947

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—

Common stock; $.0025 par value; 30,000,000 shares authorized; 14,615,422 and 14,290,584 shares issued and outstanding, respectively	36	36
Additional paid-in capital	56,126	54,348
Accumulated deficit	(40,062)	(40,673)
Accumulated other comprehensive loss	(1,537)	(1,473)

Total stockholders’ equity	14,563	12,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,746	$27,185